Exhibit 10.2.1

NSTAR

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Amended and Restated Effective January 1, 2008)

INTRODUCTION

The NSTAR Supplemental Executive Retirement Plan (the “Plan”) is maintained by NSTAR (the “Company”) for the benefit of certain key executive employees of NSTAR and its affiliates through supplemental retirement payments. The Plan consists of two parts: Part A, which is the NSTAR 409A Supplemental Executive Retirement Plan (the “409A Plan”), and Part B, which is the NSTAR Supplemental Executive Retirement Plan as restated effective August 25, 1999 and as in effect on October 3, 2004 (the “Grandfathered Plan”). The benefits payable under the Plan shall consist of the accrued benefits calculated in accordance with the terms of the 409A Plan, together with and in addition to the accrued benefits, calculated as of December 31, 2004, in accordance with the terms of the Grandfathered Plan. The effective date of this restated Plan is January 1, 2008.

The 409A Plan is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and guidance issued thereunder and shall be interpreted and administered in a manner consistent with such requirements. For the avoidance of doubt, the terms of the 409A Plan shall apply to benefits accrued on or after January 1, 2005 and benefits accrued but not vested as of December 31, 2004 under the Grandfathered Plan. The terms of the 409A Plan are set forth as Part A.

All benefits accrued and vested as of December 31, 2004 (the “Grandfathered Benefit Amount”) shall be grandfathered for purposes of Code section 409A and shall be governed by the NSTAR Supplemental Executive Retirement Plan as it was in effect on October 3, 2004. The Grandfathered Plan is frozen as of December 31, 2004. No additional benefit shall accrue under the Grandfathered Plan after December 31, 2004 and no individual not a Participant as of December 31, 2004 shall thereafter become a Participant in the Grandfathered Plan. The Grandfathered Plan has not been amended or modified in any way since October 3, 2004, and a copy of the Grandfathered Plan as it was in effect on October 3, 2004 is attached as Part B. Also attached is an Appendix to the Grandfathered Plan (Part B) which memorializes the methodology for calculating, in accordance with applicable provisions of the Grandfathered Plan, the Grandfathered Benefit Amount credited to each Participant under the Grandfathered Plan.

PART A

NSTAR 409A SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

SECTION 1. ADMINISTRATION

The Executive Personnel Committee (the “EPC”) and the Retirement Committee (the “RC”), each as defined in the NSTAR Pension Plan, will be responsible under the 409A Plan for carrying out their respective administrative and other duties as set forth in the 409A Plan. In addition, the EPC has the full discretionary power and authority to interpret the 409A Plan, settle all disputes which may arise in connection with the 409A Plan, and establish any claims procedures required by the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”). The decisions, interpretations and determinations made by the EPC or the RC relating to the 409A Plan will be final and conclusive on all persons.

The Company agrees to indemnify and to defend to the fullest possible extent permitted by law any member of the EPC and the RC (including any person who formerly served as a member of the EPC or the RC) against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the 409A Plan.

SECTION 2. PARTICIPANTS

Participants in the 409A Plan will be those key executive employees of the Company and its affiliates selected from time to time by the EPC to participate in Plan benefits.

SECTION 3. BENEFITS

(a) Full Benefit. Each Participant who attains his or her Full Benefit Age (as hereinafter defined) while an employee of the Company or its affiliates and who thereafter has a Separation from Service will receive a benefit calculated as of the first day of the month following such Separation from Service, expressed as an annual single life annuity benefit, equal to the excess (if any) of (A) over (B), minus (C), where:

(A) is the excess of (i) 60% of his or her Highest Average Total Compensation ( as hereinafter defined), over (ii) 50% of the Participant’s Primary Social Security Benefit (as hereinafter defined), which excess is then multiplied by a fraction the numerator of which is his or her Full Years of Continuous Service (as hereinafter defined) at the time of his or her Separation from Service (which in no event shall exceed 20) and the denominator of which is 20;

(B) is the sum of the annual single life annuity benefits which the Participant would be entitled to receive as of the first day of the month following such Separation from Service from the NSTAR Pension Plan (as from time to time amended) and the NSTAR Excess Benefit Plan (as from time to time amended) (the “Excess Plan”), irrespective of the actual time and form of payment of the benefits from such Plans; and

(C) is the annual single life annuity benefit, if any, which the Participant would be entitled to receive as of the first day of the month following such Separation from Service from the Grandfathered Plan, irrespective of the actual time and form of payment of the Grandfathered Benefit Amount.

(b) Reduced Benefit. Each Participant who attains age 55 while an employee of the Company or its affiliates, who completes five Full Years of Continuous Service and who thereafter has a Separation from Service prior to his Full Benefit Age will receive a reduced benefit expressed as an annual single life annuity benefit calculated as of the first day of the month following such Separation from Service, in the same manner as described in Section 3(a) above for a full benefit, except that for purposes of Section 3(a), the amount in (A) above shall be reduced by a percentage equal to .41666% multiplied by the aggregate number of months between the Participant’s Separation from Service and his or her Full Benefit Age. A Participant who has not attained age 55 or who has not completed five Full Years of Continuous Service, but who has entered into a change in control agreement with the Company and whose age plus the number of any additional years of service credited to him under said change in control agreement for purposes of the 409A Plan is 50 or more, will be considered to have an accrued benefit under the 409A Plan for purposes of said change in control agreement, based upon his or her number of Full Years of Continuous Service and calculated and reduced as of his or her Separation from Service in the same manner as described in the preceding provisions of this Section 3(b).

(c) Form of Benefits.

(i)	Participants in the Excess Plan. With respect to any individual who is a Participant in the Excess Plan, the annual benefit, expressed as a single life annuity, payable to such Participant under Section 3(a) or 3(b) above will be paid in the same form of payment as is elected by the Participant pursuant to the Excess Plan and, with respect to a Participant who elects an optional form of annuity, determined pursuant to the Excess Plan.

(ii)	Participants Not in the Excess Plan. With respect to any individual who is not a Participant in the Excess Plan, the annual benefit, expressed as a single life annuity, payable to such Participant under Section 3(a) or (b) above will be paid as a Single Sum.

(d) Timing of Payment.

(i)	Participants in the Excess Plan. With respect to any individual who is a Participant in the Excess Plan, the benefit payable under 3(a) or 3(b) above shall be paid at the same time as the benefit under the Excess Plan.

(ii)	Participants Not in the Excess Plan. With respect to any individual who is not a Participant in the Excess Plan, the benefit payable under Section 3(a) or (b) above will be paid on the first day of the seventh calendar month after the date of the Participant’s Separation from Service.

(iii)	Adjustment for Delayed Payment. The benefit described in Section 3(a) or (b) above is calculated as of the first day of the month following Separation from Service. The Single Sum form of payment shall be increased with interest to the delayed payment date. For forms of payment other than Single Sum, the missed monthly payments shall be accumulated with interest and paid in a single sum at the payment date. For all purposes, interest is determined using the interest rate defined by the RC for use in determining the actuarial equivalent lump sum value.

(e) Benefit Definitions. For purposes of the 409A Plan, the following terms have the following meanings:

(1) Highest Average Total Compensation means the average of the Participant’s Total Compensation (as hereinafter defined) for the 36 consecutive months in which the Participant had the highest Total Compensation.

(2) Single Sum means a single payment amount determined pursuant to Section 3(a) or (b) above (as applicable) but using the actuarial equivalent lump sum value of each of the amounts described in Section 3(a)(A), (B) and (C), as set forth in Appendix A.

(3) Full Benefit Age means, for each Participant, age 62 or such other age as the EPC has determined in writing with respect to that Participant.

(4) Primary Social Security Benefit means the “Primary Social Security Benefit,” as defined under the NSTAR Pension Plan (as from time to time amended), as determined by the RC.

(5) Total Compensation means, for any calendar month, the Participant’s base compensation and annual bonus payments paid to the Participant during such calendar month by the Company or its affiliate, plus any amounts that would have been paid to the Participant during the calendar month by the Company or its affiliate as base compensation or annual bonus but for a salary reduction agreement in effect during such month under the NSTAR Deferred Compensation Plan, as from time to time amended, or pursuant to Sections 125 or 401(k) of the Code.

(6) Spousal Joint and Survivor Annuity means, for purposes of determining death benefits under Section 4, an annuity of actuarial equivalent value to a single life annuity (as determined by the RC with reference to such actuarial factors as it shall select from time to time), under which the Participant receives a reduced benefit during his or her lifetime, and following the Participant’s death, 50% of such reduced benefit is paid for the life of the person who was the Participant’s spouse on the date benefits commenced to the Participant.

(7) Full Years of Continuous Service means, for each Participant, the Participant’s number of full years of continuous service with the Company and its affiliates, beginning with the date on which the individual becomes a Participant in the Plan, credited to the Participant for purposes of the Plan by the EPC, plus such other periods, if any, as the EPC shall determine.

(8) Separation from Service means separation from service with the Company and its affiliates within the meaning of Treasury Regulation §1.409A-1(h). A Participant on medical leave for a period of more than twenty nine (29) months shall be deemed to have a Separation from Service on the day following the end of the 29th month of medical leave. For purposes of this paragraph, a medical leave is a leave of absence due to a medically determined physical or mental impairment that can be expected to result in death or to last for a continuous period of at least six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment.

SECTION 4. DEATH BENEFIT

(a) Amount of Pre-Retirement Death Benefits. In the case of a Participant who dies after attaining age 55 and completing five Full Years of Continuous Service, but prior to his or her Separation from Service, his or her surviving spouse, if any, will be entitled to receive an amount equal to the benefit such spouse would have received if the Participant had a Separation from Service immediately prior to his or her death and commenced receiving his or her benefit under the 409A Plan on the first day of the following month under the 50% Spousal Joint and Survivor Annuity form. If the death benefit is payable as a Single Sum under Section 4(b) below, the amount of the Single Sum shall be the actuarial equivalent of the survivor benefit under the 50% Spousal Joint and Survivor Annuity determined using the interest and mortality assumptions selected by the RC and as in effect on the date of the Participant’s death. No death benefit is payable if the Participant is not married upon the date of his or her death.

(b) Timing and Form of Pre-Retirement Death Benefits. With respect to any Participant who is also a Participant in the Excess Plan, benefits under Section 4(a) will be paid at the same time and in the same form as the death benefit under the Excess Plan. With respect to any Participant who is not a Participant in the Excess Plan, benefits payable under Section 4(a) shall be paid in a Single Sum as soon as reasonably practicable after the Participant’s death, but in all events within 90 days after the Participant’s death. For the avoidance of doubt, if such 90 day period ends in the taxable year following the taxable year in which the Participant’s death occurs, neither the Participant nor any beneficiary shall have the right to designate the taxable year in which the benefits will be distributed.

(c) Post-Retirement Death Benefits. If a Participant dies after his or her Separation from Service but before benefits commence under Section 3 above, his or her beneficiary will be entitled to receive the benefit (if any) that such beneficiary would have received if the Participant had commenced receiving benefits under the 409A Plan immediately prior to his or her death in the form provided under Section 3(c) above; provided, however, that if the Participant elected to receive a Single Sum (or was required to receive a Single Sum pursuant to Section 3(c)(ii) above) then the beneficiary shall receive the Single Sum that would otherwise have been payable to the Participant, on the date that the Participant would have received such payment under Section 3(d). For the avoidance of doubt, no benefits will be payable pursuant to this Section 4(c) if the form of payment under Section 3(c) was a straight life annuity.

(d) Beneficiary. For purposes of this Section 4, “beneficiary” shall mean the beneficiary designated by the Participant under the NSTAR Pension Plan or, if none, the Participant’s spouse, or if none, the Participant’s estate.

SECTION 5. NO PLAN ASSETS

Except as herein provided, the Company and its affiliates shall not be required to set aside or segregate any assets of any kind to meet its obligations hereunder and all benefits payable under the 409A Plan will be paid from the general assets of the Company and its affiliates. The Company or any of its affiliates may, however, establish one or more “grantor trusts” of which the Company or its affiliate is treated as the owner under Subpart E, Part I, Subchapter J, Chapter 1, Subtitle A of the Code (a “grantor trust”) and may deposit funds with the trustee of such grantor trust to facilitate the payment of benefits under the 409A Plan. In the event the Company or any of its affiliates establishes such a grantor trust or trusts with respect to the 409A Plan and at the time of a Change of Control (as defined in Appendix A attached hereto), any such trust (i) has not been terminated or revoked, and (ii) is not “fully funded” (as determined in its sole discretion by a majority of the individuals who were members of the EPC immediately prior to such Change of Control), the Company or its affiliate shall within ten days of such Change of Control deposit in such grantor trust or trusts assets sufficient to cause the trust or trusts to be “fully funded” as of the date of the deposit (as determined in its sole discretion by a majority of the individuals who were members of the EPC immediately prior to such Change of Control).

SECTION 6. PARTICIPANT’S RIGHTS; NO ASSIGNMENT

A Participant’s or beneficiary’s rights to benefits under the 409A Plan shall be no greater than the rights of a general, unsecured creditor of the Company or its affiliates, and shall not be assignable or subject to alienation, anticipation, garnishment, attachment, or any other legal process by his creditors.

SECTION 7. NO CONTRACT OF EMPLOYMENT

The 409A Plan shall not be deemed to constitute a contract of employment between the Company or its affiliates and any Participant, or to be consideration for the employment of any Participant, and nothing in this 409A Plan shall give any Participant any right to be employed or to continue employment by the Company or its affiliates.

SECTION 8. APPLICATION OF ERISA

The 409A Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and shall be administered in a manner consistent with that intent.

SECTION 9. AMENDMENT OR TERMINATION

This 409A Plan may be amended or terminated at any time and in any respect by the Company or the EPC; provided, however, that the 409A Plan shall only be terminated to the extent, and in the manner, permitted by Code section 409A. No amendment or termination shall reduce or otherwise adversely affect the rights of any Participant or his or her beneficiary to benefits accrued under the 409A Plan immediately prior to such amendment or termination without his or her prior written consent; and no amendment or termination following a Change of Control shall eliminate or reduce the Company’s or its affiliates’ obligations to deposit assets in the grantor trust or trusts as described in Section 5. Furthermore, following a Change of Control, this Section 9 may not be amended.

SECTION 10. GOVERNING LAW

The 409A Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, to the extent such laws are not preempted by ERISA.

APPENDIX A

1.	“Change Of Control”

For the purposes of this 409A Plan, a “Change of Control” shall mean:

a.	The acquisition by any Person (or more than one Person acting as a group) of ultimate beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) more than 50% of the then outstanding common shares (or shares of common stock) of the Parent (the “Outstanding Parent Common Shares”) or (ii) 30% or more of the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of trustees (or directors) (the “Outstanding Parent Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Parent, (ii) any acquisition by the Parent or an affiliate of the Parent, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent, the Company or any affiliates of the Parent or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Appendix A; or

b.

Individuals who, as of the date hereof, constitute the Board of Trustees of the Parent (the “Incumbent Board”) cease for any reason to constitute at least a majority of such board; provided, however, that any individual becoming a trustee (or director) subsequent to the date hereof whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the trustees (or directors) then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees (or directors) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than such board; or

c.

Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Common Shares and Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, immediately following such Business Combination 50% or more of, respectively, the then outstanding common shares (or shares of common stock) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees (or directors), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Parent or all or substantially all of the Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Parent Common Shares and Outstanding Parent Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Parent or the Company or such entity resulting from such Business Combination) ultimately beneficially owns, directly or indirectly, more than 50% of, respectively, the then outstanding common shares or shares of common stock of the entity resulting from such Business Combination or 30% or more of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of trustees (or board of directors) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Trustees of the Parent, providing for such Business Combination; or

d.	Approval by the shareholders of the Parent of a complete liquidation or dissolution of the Parent.

For purposes of this Appendix A, the term “Parent” shall mean NSTAR, or, if any entity shall own, directly or indirectly through one or more subsidiaries, more than 50% of the outstanding common shares of NSTAR, such entity, and (ii) the term “Person” shall mean any individual, corporation, partnership, company, limited liability company, trust or other entity, which term shall include a “group” within the meaning of Section 13(d) of the Securities Act of 1934, as amended.

2.	“Single Sum”

For purposes of calculating the Single Sum Payment upon Separation from Service under this 409A Plan,

•

The actuarial equivalent value of the benefit described in Section 3(a)(A) shall be determined using the interest and mortality assumptions selected by the RC and as in effect on the date of the Participant’s Separation from Service.

•

The actuarial equivalent value of the benefit described in Section 3(a)(B) shall be the lump sum benefit to which the participant would be entitled under the NSTAR Pension Plan and the Excess Plan, calculated as of the first day of the month after the Participant’s Separation from Service.

•	The actuarial equivalent value of the benefit described in Section 3(a)(C) shall be the lump sum benefit to which the participant would be entitled pursuant to the Grandfathered Plan.

PART B

NSTAR SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

as in effect on October 3, 2004

APPENDIX B

The Grandfathered Benefit Amount shall be determined in accordance with the terms of the Grandfathered Plan as in effect on October 3, 2004. This Appendix B is intended to memorialize the methodology for calculating the Grandfathered Benefit Amount. Subject to the foregoing, the Grandfathered Benefit Amount shall be calculated as follows, with reference to the following Table I:

1.	409A Grandfathered Annuity (annual amount): greater of (i) and (ii) defined below.

(i)	The excess, if any, of (a) over (b):

(a)	the amount in Table I Column 1 adjusted for early retirement for a benefit commencing 12/31/04

(b)	the sum of the amounts in Table I Columns 4 and 5, and the amount in Table I Column 6 adjusted for early retirement for a benefit commencing 12/31/04.

(ii)	The excess, if any, of (a) over (b):

(a)	the amount in Table I Column 1 adjusted for early retirement for a benefit commencing at the determination date

(b)	the sum of the amounts in Table I Columns 2 and 3, brought forward from 12/31/04 with interest to the determination date using the interest credit defined in J.6. of the NSTAR Pension Plan and converted to a single-life annuity using the NSTAR Pension Plan annuity conversion factors in effect at 12/31/04 for a benefit commencing at the determination date, and the amount in Table I Column 6 adjusted for early retirement for a benefit commencing at the determination date.

2.	409A Grandfathered Lump Sum: greater of (i) and (ii) defined below.

(i)	The excess, if any, of (a) over (b):

(a)	the amount in 1.(i)(a) above multiplied by the present value factor at 12/31/04

(b)	the sum of the amounts in Table I Columns 2 and 3, and the amount in Table I Column 6 adjusted for early retirement for a benefit commencing 12/31/04 multiplied by the present value factor at 12/31/04.

(ii)	The excess, if any, of (a) over (b):

(a)	the amount in 1.(ii)(a) above multiplied by the present value factor at the determination date

(b)	the sum of the amounts in Table I Columns 2 and 3, brought forward from 12/31/04 with interest to the determination date using the interest credit defined in J.6. of the NSTAR Pension Plan, and the amount in Table I Column 6 adjusted for early retirement for a benefit commencing at the determination date multiplied by the present value factor at the determination date.

The determination date is the first day of the month following the date the Participant ceases to be an employee of the Company and its affiliates.

The early retirement adjustment and present value factor applicable to the amount in Table I Column 6 is as defined under the NSTAR Pension Plan. For all other references in this Appendix, present value factors are determined using reasonable interest and mortality assumptions selected by the RC for use at the date of the Participant’s date of determination.

APPENDIX B

Table I

	12/31/04 Accrued/Vested Target Benefit(1)		12/31/04 Accrued/Vested Lump Sum Benefit, Payable 12/31/04		12/31/04 Accrued/Vested Annuity Benefit, Payable 12/31/04(2)		12/31/04 Accrued/Vested Pension Plan Supplemental Benefit(3)
			Pension Plan PEP	Excess Plan	Pension Plan PEP	Excess Plan
Participant Name	Column 1		Column 2	Column 3	Column 4	Column 5	Column 6
Horan, Douglas	$376,795		$427,579	$960,821	$43,943	$98,745	$82,968
Lubbock, Geoffrey	N/A	(4)	520,523	146,341	51,166	14,385	0
May, Thomas	1,056,239		603,048	4,459,730	60,043	444,037	79,380
Weafer Jr, Robert	163,898		796,277	0	79,002	0	57,204

(1)

As defined in Section 4(a)(A) or Section 4(b) as applicable before applying any early retirement reduction factor for a benefit commencing before full retirement age, and before reduction for the annuity benefit from the NSTAR Pension Plan and NSTAR Excess Benefit Plan.

(2)

Determined by converting the amounts in Columns 2 and 3, to an annual single-life annuity using the NSTAR Pension Plan annuity conversion factors as in effect at 12/31/04 for a benefit commencing 12/31/04.

(3)	As defined in Appendix I of the NSTAR Pension Plan before applying any early retirement reduction factor for a benefit commencing before Normal Retirement Date using the NSTAR Pension Plan factors.

(4)	G. Lubbock has a 12/31/04 Accrued/Vested Target Benefit. However, the SERP accrued benefit is $0 because the NSTAR Pension Plan and NSTAR Excess Benefit Plan benefits exceed the Target.

IN WITNESS WHEREOF, the Company has caused this Plan, which consists of the 409A Plan and the Grandfathered Plan, to be executed by its officer hereunto duly authorized this 24th day of December, 2008.

NSTAR

By:	/s/ THOMAS J. MAY